TWIN DISC, INC., ANNOUNCES SIGNIFICANTLY HIGHER FISCAL 2004 FOURTH-QUARTER AND AND FULL-YEAR EARNINGS VERSUS PRIOR YEAR

Third-Quarter EPS $0.62 versus $0.18
Nine-Months EPS $0.86 versus Loss of $1.54
Trailing 12 Months EPS $1.56 versus Loss of $1.05
Management Sees Improving Earnings Trend Continuing

RACINE, WISCONSIN-JULY 30, 2004-Twin Disc, Inc. (NYSE: TDI), today announced improved financial results for the fiscal 2004 fourth quarter and full year ended June 30, 2004. The fiscal 2004 quarter was the sixth-consecutive period earnings improved year-over-year, and the sales level was the highest in over 20 years.

Net sales for the fourth quarter of fiscal 2004 increased 7.6 percent to $57,146,000 from $53,100,000 for the same period last year. Sales were positively impacted by net favorable currency exhcange rates, primarily the Euro and Australian Dollar in relation to the U.S. Dollar, of approximately $1.7 million compared with the same quarter last year. The Company's joint venture agreement governing it's subsidiary in Japan was amended effective in the fiscal 2004 first quarter. The effect of this change had no impact on net earnings during this quarter. Last year's fiscal fourth-quarter results, however, included $3.6 million in sales for certain territories that are no longer recognized by the joint venture. If these were excluded, sales in the fiscal 2004 fourth quarter would have been 15.4 percent highter than the same period last year.

Profitability in the quarter continued to improve from the implementation of cost reduction programs, a restructuring program undertaken last year, a better product mix and the absence of manufacturing inefficiencies which absorbed higher steel, energy and shipping costs. The gross margin in the fiscal 2004 fiscal 2004 quarter improved 385 basis points over the same period last year. For the fiscal 2004 fourth quarter, net income was $2,788,000, or $0.97 per diluted share, compared with last year's net income of $1,941,000, or $0.70 per diluted share.

Net sales for the 2004 full year were up 3.6 percent to $1,86,089,000 compared with last year's $179,591,000. Included in the 2004 sales were net favorable currency exchange rate benefits of approximately $10.0 milllion compared with the same period last year. The prior year included $13.0 million in sales from the Japenese distribution subsidiary that are no longer recognized in accordance with the amended agreement discussed previously. This change had no impact on net earnings. The sequence of the manufacturing effcienciesthat began in the prior fiscal year contributed strongly to the 610 basis point improvement in the gross margin for fiscal 2004 compared with last year. Net income for 2004 was $5,243,000, or $1.84 per diluted share compared with last year's net loss of $2,368,000, or $0.84 per share.

Michael E. Batten, Chairman and Chief Executive Officer, said, "We were very pleased that the sales and earnings improvements that began in fiscal 2003 gained momentum throughout this year. Our people were consistently challenged in fiscal 2004 especially during the second half, to maintain manufacturing quality at high production rates. Our shipments were up, on a sequential basis, nearly 18.0 percent in the fourth quarter and 15.0 percent in the third quarter.

"In the fourth quarter we acquired a wonderful company, Rolla SP Propellers. Based in Switzerland, Rolla is a leading international designer and manufacturer of high-performance propulsion products. The acquisition will have no impact on this year's operating results because it closed on June 30, 2004, but will be accretive to fiscal 2005's financial results. Our Arneson operation has worked closely with Rolla over the years and having its hydrodynamic technology in house will further enhance its quality and service.

"In addition, our balance sheet stregthened at year end because of our strong asset management and the financial imporvements. Shareholders' equity increased nearly 21.0 percent to $60.7 million, or $21.37 per share, while long-term debt was up modestly, and the accrued retirement liability declined by almost 13.0 percent.

"Our backlog of orders may have a greater variance over comparable periods because our selling cycle is narrowing. Orders to be shipped over the next six months were $49,400,000 which was an increase of more than 60.0 percent from the start of the fiscal year, but down modestly from the prior quarter's $52,300,000. Our marketing activity and production schedules are higher than normal for this time of year, seasonally a softer period, which bodes well for our fiscal 2005 outlook"

Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

This press release may contain statements that are forward-looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--

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
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (In thousands, except per-share data; unaudited)



                               Three Months Ended         Nine Months Ended
                                     March 31,                March 31,
                                 2004       2003          2004        2003
                                 ----       ----          ----        ----
Net sales                     $57,146     $53,100       $186,089    $179,591
Cost of goods sold             42,050      41,118        138,459     144,575
                               ------      ------        -------     -------
    Gross profit               15,096      11,982         47,630      35,016
Marketing, engineering and
    administrative expenses    10,012       8,460         37,168      34,790
Restructuring of operations         0           0              0       2,042
                               ------      ------         ------     -------
    Operating income            5,084       3,522         10,462      (1,816)
Interest expense                  243         340          1,078       1,323
Other (income) expense, net      (366)       (262)          (593)       (500)
                               ------      ------         ------     -------
Earnings (loss) before income
    taxes and minority interest 5,207       1,498          4,709        (283)
Income taxes                    2,411       1,946          5,268      (2,356)
                               ------      ------         ------     -------
Earnings (loss) before minority
 Interest                       2,796        1,946         5,268      (2,356)
Minority interest, net of income
Taxes                              (8)         (5)           (25)        (12)
                               ------      ------         ------     -------
Net earnings (loss)           $ 2,788     $  1,941       $  5,243    $ (2,368)

Earnings (loss) per share:
    Basic                     $  0.99     $  0.70       $   1.86    $  (0.84)
    Diluted                   $  0.97     $  0.70       $   1.84    $  (0.84)

Average shares outstanding:
    Basic                       2,822       2,798          2,814       2,805
    Diluted                     2,868       2,798          2,843       2,805

Dividends per share           $ 0.175     $ 0.175       $   0.70    $   0.70


Contact:     Twin Disc, Inc.
             Christopher J. Eperjesy    (262-638-4343)

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
                 CONDENESED CONSOLIDATE BALANCE SHEETS
            (In thousands, except per-share date;unaudited)

                                        JUNE 30,               JUNE 30,
                                         2004                   2003
                                       --------                --------
ASSETS
    Current assets:
    Cash and cash equivelents          $ 9,127                  $ 5,908
    Trade accounts receivable,net       37,091                   35,367
    Inventories, net                    52,079                   47,247
    Deferred Income taxes                4,216                    4,469
    Other                                3,111                    4,104
                                        --------                --------
        Total current assets           105,624                   97,095

    Property,plant and equipment,net    33,222                   30,210
    Investments in affiliates                0                    2,550
    Goodwill                            12,717                   12,876
    Deferred income taxes               15,668                   20,164
    Intangible pension asset                 0                       24
    Other assets                         9,406                    7,439
                                        --------                --------
                                        --------                --------

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
    Notes payable                      $ 1,607                  $ 2,429
    Current maturities on
    long-term debt                       3,018                    2,857
    Accounts payable                    17,241                   16,115
    Accrued liabilites                  27,262                   24,885
                                        -------                 -------
       Total current liabilities        49,128                   46,286

    Long-term debt                      16,813                   16,584
    Accrued retirement benefits         49,456                   56,732
                                        ------                  -------
                                       115,397                  119,602

    Minority interest                      509                      485

    Shareholders'equity:
    Common stock                        11,653                   11,653
    Retained earnings                   88,443                   83,191
    Unearned Compensation                (304)                      -
                                      (20,301)                  (26,978)
                                      --------                  --------
                                       77,941                    67,866
Less treasury stock, at cost           16,760                    17,595
                                      --------                  --------
    Total shareholders' equity         60,731                    50,271

                                     $176,637                  $170,358
                                     --------                  ---------
                                     --------                  ---------